ACKNOWLEDGMENT AND RELEASE

This Acknowledgement and Release (the “Agreement”) is entered into as of June 4, 2010, by and between First Niagara Financial Group (“FNFG”) and J. Lanier Little (“Executive”).  As used herein, “FNFG” shall include all subsidiaries and affiliates of FNFG.

WHEREAS, the Executive is the Executive Vice President of Consumer Banking of FNFG; and

WHEREAS, FNFG and the Executive have agreed that, in order to effect an orderly transition, the Executive’s employment with FNFG shall end within the next several months; and

WHEREAS, the Executive is a participant in the FNFG Executive Severance Plan (“Severance Plan”), a copy of which is attached hereto; and

WHEREAS, in accordance with Article III, and Section 3.1(i) of the Severance Plan, the Executive is entitled to receive certain benefits; and

WHEREAS, FNFG is also willing to provide the Executive with certain other benefits as described herein, as additional consideration for the Executive to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.           Termination Date and Payments.  FNFG and the Executive agree and acknowledge that the Executive’s employment with FNFG shall end on the date specified by FNFG (“Termination Date”), provided that the Termination Date is no sooner than June 30, 2010 and no later than August 31, 2010.  FNFG shall give the Executive advance notice of at least five (5) business days before the Termination Date.  FNFG shall provide the following payments and benefits (“Payments”) to the Executive in connection with the discontinuance of Executive’s employment with FNFG as of the Termination Date, provided the Executive does not voluntarily sever his employment with FNFG before the Termination Date.  All applicable payroll taxes and withholding will be applied to the Payments.  The Payments will be reported to the Executive by FNFG on an annual Form W-2.  The Payments will not be treated as compensation for purposes of calculating benefits under any other FNFG employee benefit plan.

The benefits described in Sections 1(c), (d), (e), (f), (g) and (h) are further consideration for the Executive’s execution of this Agreement, and are in addition to the payments under the Severance Plan that are described in Sections 1(a) and (b).

Even though, on the Termination Date, the Executive shall be a “specified employee” as defined in Treasury Regulations Section 1.409A-1(i), there will not be a six (6) month delay in the start of payments to the Executive because (i) the severance payments and reimbursement for outplacement services to be made to the Executive during the first six (6) months following the Termination Date are solely available to the Executive due to the Executive’s entitlement to benefits under Article III and Section 3.1(i) of the Severance Plan; and (ii) the payments to be made during the first six (6) months after the Termination Date are less than the “permitted amount” under Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e., $490,000).  All other Payments are exempt from Section 409A of the Internal Revenue Code (“Code”) as current compensation or otherwise.

(a)           Severance Pay.  In accordance with the Severance Plan, the Executive shall be paid twelve (12) months of base salary at the annual rate of  $330,000, plus the Executive’s 2010 targeted bonus amount (i.e., 60% of $330,000 = $198,000), for a total of $528,000.  Such amount shall be paid in substantially equal installments pursuant to FNFG’s normal payroll practices during the twelve (12) month period beginning on the first payroll date occurring on or after the Termination Date.  The amount shall be paid as direct deposit to the Executive’s bank account in accordance with normal FNFG payroll practices.

(b)           Outplacement Services.  In accordance with the Severance Plan, the Executive shall be reimbursed for up to $10,000 in outplacement services.

(c)           Pro-Rated Pinnacle Payment.  FNFG shall pay the Executive a cash lump sum within thirty (30) days after the Termination Date of an amount between $99,000 and $132,000, which represents the pro-rated payment that the Executive could have received under the Pinnacle Plan for 2010, based on the target performance projected through the Termination Date and pro-rated as of the Termination Date.  By way of example, if the Executive’s Termination Date is June 30, 2010, the payment shall be $99,000 and if the Executive’s Termination Date is August 31, 2010, the payment shall be $132,000.

(d)           Car Allowance.  FNFG shall pay the Executive $1,000 per month for twelve (12) months for the Executive’s automobile expenses following the Termination Date, in accordance with FNFG’s current payroll practices and procedures.

(e)           Park Club Dues.  FNFG shall continue to pay the Executive’s Park Club dues for twelve (12) months following the Termination Date in accordance with FNFG’s current club reimbursement practices and procedures.

(f)           Reimbursement for Certain Expenses.  FNFG shall pay the Executive a cash lump sum within thirty (30) days after the Termination Date of $75,000, which is intended to assist the Executive with miscellaneous expenses incurred by the Executive in connection with the discontinuance of his employment with FNFG on the Termination Date, including, but not limited to, relocation costs, costs related to the sale of the Executive’s principal residence, legal fees to review this Agreement, etc..

(g)           Stock Awards.

(1)           The Compensation Committee of FNFG shall amend the following outstanding stock awards granted to the Executive, to provide that such shares shall be deemed to be fully vested as of the Termination Date, and the exercise period for Option #00001626 for 3,000 shares and Option #00001627 for 13,340 shares shall end on the date that is one year after the Termination Date.

Grant Date	Type of Award	Number of Shares Vested
February 11, 2008	Restricted Stock	3,000
February 11, 2008	Option #00001626	3,000
February 11, 2008	Option #00001627	13,340
March 11, 2009	Restricted Stock	2,891

(2)           Vesting shall not be accelerated on the unvested portions of all of the Executive’s other outstanding stock options and restricted stock awards, and all such stock options and restricted stock awards shall be forfeited and cancelled on the Termination Date.

(h)           Discounted Mortgage Rate Continuation.  The current discount that the Executive receives on the mortgage on his primary residence shall continue until the date that is one year after the Termination Date.

(i)           Other Benefits.

(1)           Paid Time Off.  The Executive’s accumulated and unused paid time off shall be treated in accordance with FNFG’s paid time off policies and procedures.

(2)           Pension and Welfare Benefits.  If currently enrolled, the following benefits will end on the Termination Date:  Medical, Dental, Group Term and Voluntary Life Insurance, Group and Voluntary Accidental Death & Dismemberment Insurance, Dependent Life Insurance, Employee Assistance Program, Short Term Disability, Long Term Disability, Flexible Spending Account, Travel Accident Insurance, Employee Stock Ownership Plan (ESOP) and 401(k) Plan.  The Executive shall continue to be responsible for the employee portion of such coverages until the Termination Date.  Thereafter, the Executive will be eligible to extend group medical and/or dental coverage by electing coverage at the Executive’s own expense under COBRA. After the Termination Date, under separate cover, the Executive shall be provided with a personal letter outlining the Executive’s COBRA benefit options.  The Executive shall not participate in the ESOP or the 401(k) Plan after the Termination Date.

2.           Post-Employment Obligations.  As a condition of receiving the severance payments and outplacement services described in Sections 1(a) and (b), the Executive acknowledges that he is required to comply with the post-employment obligations set forth in Article VII of the Severance Plan.  Furthermore, Executive hereby agrees that he will not disparage FNFG, its products or services or its officers, directors or employees in any way, either orally or in writing, or provide information, issue statements or take any action, directly or indirectly, that would cause FNFG, its officers, directors and employees embarrassment or humiliation or otherwise cause or contribute to FNFG or its officers, directors or employees, being held in disrepute, except as required by law, and provided further that the Executive notifies FNFG within three (3) days of a receipt of a notice compelling the Executive to testify or otherwise provide the information described in this paragraph pursuant to applicable law, unless such notice is prohibited by applicable law.  Such notice shall be provided in writing to Elizabeth A. Bauman, Chief Administrative Officer, First Niagara Financial Group, Inc. 726 Exchange Street, Suite 618, Buffalo, NY 14210.  FNFG hereby agrees that it will not disparage the Executive in any way, either orally or in writing, or provide information, issue statements or take any action, directly or indirectly, that would cause the Executive embarrassment or humiliation or otherwise cause or contribute to the Executive being held in disrepute, except as required by law, and provided further that FNFG notifies the Executive within three (3) days of a receipt of a notice compelling FNFG to testify or otherwise provide the information described in this paragraph pursuant to applicable law, unless such notice is prohibited by applicable law.  Such notice shall be provided in writing to the Executive’s last known address on file with FNFG.

3.           References.  FNFG shall provide references for the Executive in accordance with FNFG’s regular policies and procedures.

4.           Return of FNFG Property.  On or before the Termination Date, the Executive shall return all FNFG property in his custody or possession to Elizabeth A. Bauman, Chief Administrative Officer, First Niagara Financial Group, Inc. 726 Exchange Street, Suite 618, Buffalo, NY 14210.

5.           Confidentiality.  The Executive understands and acknowledges that during the course of his employment, he has become privy to confidential information of FNFG relating to persons and corporations which are current customers or prospects of FNFG and the FNFG’s own internal practices and procedures, which confidential information includes, but is not limited to, customer lists, customer financial information, customer product relationships with the FNFG, product terms, conditions and rates. The Executive recognizes this confidential information has been developed by FNFG at great expense, is proprietary to FNFG, and is and shall remain the exclusive property of FNFG and that the Executive has a duty of loyalty to not disclose any such information.  The Executive agrees that he will not, without the express written consent of FNFG disclose, copy, make use of or remove from FNFG’s premises such confidential information.  Should any such information be located off-premises at this time, the Executive shall return such to FNFG’s Chief Administrative Officer on or before the Termination Date.

6.           Release and Waiver.

(a)           The Executive hereby agrees that the Payments will be in full satisfaction of all obligations of FNFG to the Executive.

(b)           The Executive, for and in consideration of the promises set forth in this Agreement, does hereby further agree and covenant to release and discharge and not to institute any suit or action, at law or in equity, against FNFG (which, for purposes of this Agreement shall be defined to include all related and affiliated entities, their predecessors, successors, heirs or assigns, and any past, present or future officers, Board of Directors members, agents, attorneys and employees) for or on account of any claim or cause of action based upon and/or arising out of any or all facts, circumstances and/or events relating to the Executive’s employment with FNFG, or separation from employment.  The Executive further releases and forever discharges, and by this document does release and forever discharge, FNFG of and from all, and any manner of action or actions, cause or causes of action, claims for wages and benefits, suits, debts, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, whether known or unknown, in law or in equity, which against them, the Executive ever had, now has or which the Executive’s heirs, executors or administrators, hereafter can, shall or may have, upon or by reason of any matter, cause or thing whatsoever arising out of the Executive’s employment and separation from employment, and specifically any and all claims under the New York Human Rights Law, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, as amended in 1972 and 1991, and any other federal, state or local law, rule, regulation, executive order or guidelines relating to discrimination from the beginning of the world through the date of this Agreement. In connection with this Agreement, the Executive acknowledges FNFG has satisfied any obligation it had to pay the Executive wages and benefits, including vacation pay, and that FNFG has no obligation to make any such payments to the Executive.

(c)           The Executive waives the rights and claims to the extent set forth above, and the Executive also agrees not to institute, or have instituted, a lawsuit against FNFG based on any such waived claims or rights.

(d)           The Executive acknowledges that he has been instructed to, and has had the opportunity to review this Agreement with an attorney or any representative of his choosing before signing it.  The Executive further acknowledges that he has twenty-one (21) days from the date the Executive receives this Acknowledgement and Release to consider this Agreement.  Specifically, this Agreement was given to the Executive on May 4, 2010, such that the twenty-one (21) day consideration period shall expire at 5:00 pm Eastern time on Tuesday, May 25, 2010.  The Termination Date may be later than the expiration of such twenty-one (21) day consideration period. Any modifications or changes to this Agreement agreed upon by the Executive and FNFG (i.e., the extension of the exercise period for the stock options described in Section 1(g) and the continuation of the discounted mortgage rate described in Section 1(h), both of which were added to this Agreement on May 12, 2010 at the Executive’s request and the additional changes made to this Agreement on May 21, 2010 at the Executive’s request, regarding, among other things, the pro-rated Pinnacle payment, non-disparagement of the Executive, and the continuation of payments following the Executive’s death) will not restart or affect the twenty-one (21) day review period.  This Agreement will not become effective or enforceable until the seven-day revocation period described in 6(g) below has expired without the Executive cancelling this Agreement.

(e)           The Executive must return the signed Agreement to Elizabeth A. Bauman, Chief Administrative Officer, First Niagara Financial Group, Inc. 726 Exchange Street, Suite 618, Buffalo, NY 14210 no later than 5:00 pm on Tuesday, May 25, 2010.

(f)           The Executive must also sign a second copy of the Agreement on the Termination Date, which waives all claims that may have been accrued from the date the Agreement was first signed, through the Termination Date, provided that FNFG reaffirms the covenants made herein.

(g)           The Executive shall have seven (7) days after signing this Agreement to revoke it.  No Payments shall be provided until after the revocation period has passed.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday.  The day after the seven (7) day revocation period has expired, with no revocation by the Executive, will be the earliest date of payment of any Payments under this Agreement.  Any revocation within this period must state “I hereby revoke my acceptance of our Acknowledgement and Release.”  The written revocation must be delivered to Elizabeth Bauman, Chief Administrative Officer, First Niagara Financial Group, Inc. 726 Exchange Street, Suite 618, Buffalo, NY 14210, and must be postmarked within seven (7) calendar days of the Executive’s execution of this Agreement. Upon the expiration of the seven (7) day revocation period, FNFG shall execute the Agreement.

(g)           THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT HE MAY NOW HAVE AGAINST FNFG TO THE EXTENT PROVIDED ABOVE BUT THAT IT DOES NOT RELEASE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS AGREEMENT OR NOT OTHERWISE ADDRESSED HEREIN.

7.           General Provisions.

(a)           Heirs, Successors and Assigns.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns, including but not limited to FNFG.  In the event of the Executive’s death prior to all Payments being made, the balance of the Payments due under the terms of this Agreement shall be payable to the Executive’s estate in accordance with the terms herein.

(b)           Final Agreement.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c)           Governing Law.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York, without reference to its principles of conflicts of law.

(d)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

(e)           Severability.  Any term or provision of this Agreement which is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

(f)           No Admission of Wrongdoing.  This Agreement is not to be construed as an admission of liability on the part of FNFG and any and all culpability is expressly denied.

(g)           Injunction.  The Executive acknowledges and agrees that FNFG would be irreparably harmed by any violation or threatened violation of this Agreement and that, therefore, FNFG shall be entitled to an injunction prohibiting the Executive from committing any violation or threatened violation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the dates set forth below and the Executive hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

EXECUTIVE
5/24/10	/s/ J. Lanier Little
Date	J. Lanier Little

FIRST NIAGARA FINANCIAL GROUP, INC.

6/04/10	By: /s/ Elizabeth A. Bauman
Date	Elizabeth A. Bauman
Chief Administrative Officer